Exhibit (a)(1)(v)

Offer to Purchase for Cash

All Outstanding Shares of Class B Common Stock
(Including the Associated Preferred Share Purchase Rights)
of
METHODE ELECTRONICS, INC.
at
$23.00 Net Per Share
by
MEI INVESTMENT CORP.
a wholly owned subsidiary of
DURA AUTOMOTIVE SYSTEMS, INC.

To Our Clients:

      Enclosed for your consideration are the Offer to Purchase dated July 8, 2003 and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the Offer by MEI Investment Corp. (the “Purchaser”), a Delaware corporation and an indirect, wholly owned subsidiary of Dura Automotive Systems, Inc. (the “Parent”), a Delaware corporation, to purchase for cash all outstanding shares of class B common stock, par value $0.50 per share (the “Class B Common Stock”), and the associated preferred share purchase rights (the “Rights,” the Class B Common Stock and the Rights together are referred to herein as the “Class B Shares”), of Methode Electronics, Inc., a Delaware corporation (the “Company”). We are the holder of record of Class B Shares held for your account. A tender of such Class B Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Class B Shares held by us for your account.

      We request instructions as to whether you wish us to tender any or all of the Class B Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

      Your attention is directed to the following:

      1.     The tender price is $23.00 per Share, net to you in cash.

      2.     The Offer and withdrawal rights expire at 12:00 Midnight, New York City time, on Monday, August 4, 2003, unless extended (as extended, the “Expiration Date”).

      3.     The Offer is conditioned upon, among other things, (a) there being validly tendered and not withdrawn before the Expiration Date a number of Class B Shares which, together with the Class B Shares then owned by the Parent and its subsidiaries (including the Purchaser), represents at least a majority of the total number of Class B Shares outstanding on a fully diluted basis, (b) our being satisfied, in our reasonable discretion, that the Rights are inapplicable to the Purchaser or the Parent as a result of the Offer as described in the Offer to Purchase and (c) our being satisfied, in our reasonable discretion, that the restrictions on business combinations set forth in Section 203 of the General Corporation Law of the State of Delaware are inapplicable to the Purchaser or Parent.

      4.     Any stock transfer taxes applicable to the sale of Class B Shares to the Purchaser pursuant to the Offer will be paid by the Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

      If you wish to have us tender any or all of your Class B Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Class B Shares, all such Class B Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

      The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Class B Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

      Payment for Class B Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by Wachovia Bank, N.A. (the “Depositary”) of (i) certificates representing the Class B Shares tendered or timely confirmation of the book-entry transfer of such Class B Shares into the account maintained by the Depositary at The Depository Trust Company (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent’s Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Class B Shares into the Depositary’s account at the Book-Entry Transfer Facility are actually received by the Depositary.

Instruction Form with Respect to

Offer to Purchase for Cash
All Outstanding Shares of Class B Common Stock
(Including the Associated Preferred Share Purchase Rights)
of
Methode Electronics, Inc.
by MEI Investment Corp.

      The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated July 8, 2003, and the related Letter of Transmittal, in connection with the offer by MEI Investment Corp. to purchase all outstanding shares of Class B common stock, par value $0.50 per share, and the associated preferred share purchase rights (together, the “Class B Shares”), of Methode Electronics, Inc.

      This will instruct you to tender the number of Class B Shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Dated:

Number of Shares to be Tendered:
Class B Shares*

Signature(s)

Name(s)

Address(es)

(Include Zip Code)

(Area Code and Telephone Number)

*Unless otherwise indicated, it will be assumed that all Class B Shares held for the undersigned’s account are to be tendered.